Exhibit 10.1

SHAREHOLDERS’ AGREEMENT

DATED AS OF OCTOBER 30, 2014

AMONG

CHC GROUP LTD.,

CD&R CHC HOLDINGS, L.P.,
AND

THE OTHER PARTIES HERETO

i

SHAREHOLDERS’ AGREEMENT
This Shareholders’ Agreement is entered into as of October 30, 2014 by and among CHC Group Ltd., a Cayman Islands exempted company (the “Company”), CD&R CHC Holdings, L.P., a Cayman Islands exempted limited partnership (“Shareholder”) and each of the other parties identified on the signature pages hereto, and, solely for purposes of Section 2.3 and Section 3.3 hereof, Clayton, Dubilier & Rice Fund IX, L.P., a Cayman Islands exempted limited partnership, acting by its general partner CD&R Associates IX, L.P., a Cayman Islands exempted limited company (the “Purchaser”) and solely for purposes of Section 2.3 and Section 3.3 hereof, Clayton, Dubilier and Rice, LLC, a Delaware limited liability company (the “CD&R Manager”).
RECITALS
WHEREAS, the Company and the Purchaser have entered into the Investment Agreement, dated as of August 21, 2014, among the Company, the Purchaser and Clayton, Dubilier and Rice, LLC, a Delaware limited liability company (as amended, the “Investment Agreement”), pursuant to which the Company has agreed to issue and sell to Purchaser and Purchaser has agreed to purchase from the Company (the “Purchase”) Preferred Shares that are convertible into Ordinary Shares (including any Preferred Shares that are issued and purchased on the Second Closing Date or the Third Closing Date, the “Purchased Shares”);
WHEREAS, on or prior to the First Closing Date, the Purchaser assigned its right to purchase the Purchased Shares to Shareholder; and
WHEREAS, in connection with the Purchase, the Company, Shareholder and the CD&R Parties wish to set forth certain understandings between such parties, including with respect to certain governance matters.
AGREEMENT
NOW, THEREFORE, the parties agree as follows:

Article I
INTRODUCTORY MATTERS
Section 1.1    Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:
“Adjusted Ordinary Shares” means at the time of determination (i) the issued Ordinary Shares, (ii) Ordinary Shares issuable upon the conversion of issued Preferred Shares and (iii) Ordinary Shares issuable upon the conversion of any other issued convertible securities of the Company but only if at the time of determination the holder thereof has the right to so convert such securities.
“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof; provided, that no portfolio company of the Purchaser or any of its Affiliates (excluding, for the avoidance of doubt, the CD&R Parties) shall be deemed an Affiliate of any CD&R Party for purposes of this agreement.
“Agreement” means this Shareholders’ Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.
“Amended and Restated First Reserve Registration Rights Agreement” has the meaning set forth in the Investment Agreement.
“Amended First Reserve Shareholders’ Agreement” means the First Reserve Shareholders’ Agreement (as defined in the Investment Agreement), as amended by the Amendment to the First Shareholders’ Agreement (as defined in the Investment Agreement).
“Attorney” has the meaning set forth in Section 3.3.
“Authorizing Resolutions” has the meaning set forth in the Investment Agreement.
“Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such Person shall be deemed to be the Beneficial Owner of any Equity Securities which may be acquired by such Person, whether within 60 days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or of its Subsidiaries to such Person; provided, that the CD&R Parties shall not be deemed to “Beneficially Own” any securities of the Company held or owned by any portfolio company of the Purchaser or any of its Affiliates (excluding, for the avoidance of doubt, the CD&R Parties) and; provided, further, that no Person shall be deemed to Beneficially Own any security solely as a result of such Person’s execution of this Agreement or either Voting Agreement.
“Board” means the board of directors of the Company.
“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.
“CD&R Designee” has the meaning set forth in Section 2.1(c).

“CD&R Designator” means Shareholder or such other CD&R Party, or any group of CD&R Parties collectively, then holding of record a majority of Adjusted Ordinary Shares held of record by all CD&R Parties.
“CD&R Entities” means the Purchaser and its Affiliates.
“CD&R Manager” has the meaning set forth in the preamble.
“CD&R Parties” means Shareholder and any other CD&R Entities that may from time to time become parties hereto.
“CD&R Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between the Company, Shareholder and the other parties thereto, as amended.
“Closing Dates” has the meaning set forth in the Investment Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Group” has the meaning set forth in the Investment Agreement.
“Company Group Member” has the meaning set forth in the Investment Agreement.
“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.
“Director” means any director of the Company.
“Equity Securities” means the equity securities of the Company, including the Preferred Shares and the Ordinary Shares.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“First Closing” has the meaning set forth in the Investment Agreement.
“First Closing Date” has the meaning set forth in the Investment Agreement.
“First Reserve” means 6922767 Holding (Cayman) Inc. and each other Holder (as defined in the Amended and Restated First Reserve Registration Rights Agreement) other than any CD&R Entity.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Independent Director” means a director who is or would qualify as an “Independent Director” (as determined by the Board) pursuant to the listing standards of the New York Stock Exchange. Such individual shall not have, and in the period starting three years prior to the date of determination and ending on the date of determination, shall not have had, any material relationship with any of the CD&R Parties or their Affiliates or the Company.
“Information” has the meaning set forth in Section 3.3.
“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.
“Lock-Up Period” has the meaning set forth in Section 2.4.
“New Security” has the meaning set forth in Section 2.6(a).
“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board.
“Ordinary Shares” means the ordinary shares of a nominal or par value of $0.0001 per share, of the Company, and any other shares of the Company into which such shares are reclassified or reconstituted.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.
“PFIC” means a Passive Foreign Investment Company (as defined under Sections 1291-1298 of the Code and the regulations thereunder).
“Preemptive Rights Portion” has the meaning set forth in Section 2.6(b).
“Preferred Shares” means the preferred shares, of a nominal or par value of $0.0001 per share, of the Company designated as “Convertible Preferred Shares”.
“Purchase” has the meaning set forth in the recitals.
“Purchased Shares” has the meaning set forth in the recitals.
“Purchaser” has the meaning set forth in the preamble.
“Representatives” has the meaning set forth in Section 3.3.
“Second Closing” has the meaning set forth in the Investment Agreement.
“Second Closing Date” has the meaning set forth in the Investment Agreement.
“Shareholder” has the meaning set forth in the preamble.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.
“Total Number of Directors” means the total number of Directors comprising the Board.
“Transaction Documents” means this Agreement, the Investment Agreement, the Voting Agreement, the CD&R Registration Rights Agreement, the Amended First Reserve Shareholders’ Agreement and the Amended and Restated First Reserve Registration Rights Agreement.
“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction or through providing a written order to issue Ordinary Shares issued upon conversion of any Preferred Share to another Person) any economic, voting or other rights in or to such security; provided, however, that notwithstanding anything to the contrary in this Agreement, a Transfer shall not include the Transfer of limited partnership interests in the Purchaser or the Transfer of interests in any CD&R Party to any Person that is Controlled by the Purchaser or its Affiliates (including, for the avoidance of doubt, CD&R Associates IX, L.P.) (provided, further, however, that any transaction that would result in any such Person ceasing to be controlled by the Purchaser or its Affiliates shall be considered a Transfer). When used as a noun, “Transfer” shall have such correlative meaning as the context may require.
“Voting Agreement” means the Post-Closing Voting Agreement, dated as of the date hereof, between Shareholder and 6922767 Holding (Cayman) Inc, as amended.
Section 1.2    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
ARTICLE II
CORPORATE GOVERNANCE MATTERS
Section 2.1    Rights of CD&R Designator. Shareholder, in its role as the CD&R Designator, agrees and undertakes to act in accordance with, and give effect to, the instructions of the CD&R Parties when exercising any and all of the rights given to the CD&R Designator specified in this Agreement.

Section 2.2    Election of Directors. (a) Following the Second Closing Date, the CD&R Designator shall have the right, but not the obligation, to designate a number of individuals for election as Directors such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly-authorized committee of the Board, as a Director and taking into account any Director continuing to serve as such without the need for re-election, the number of CD&R Designees (as defined below) serving as Directors of the Company will be equal to the lowest whole number of Directors that is greater than or equal to: (1) 40% of the Total Number of Directors until such time as the CD&R Parties no longer Beneficially Own at least 40% of the Adjusted Ordinary Shares; (2) 30% of the Total Number of Directors for so long as the CD&R Parties Beneficially Own at least 30% but no longer Beneficially Own at least 40% of the Adjusted Ordinary Shares; (3) 20% of the Total Number of Directors for so long as the CD&R Parties Beneficially Own at least 20% but no longer Beneficially Own at least 30% of the Adjusted Ordinary Shares; and (4) 10% of the Total Number of Directors for so long as the CD&R Parties Beneficially Own at least 5% but no longer Beneficially Own at least 20% of the Adjusted Ordinary Shares. Following the First Closing Date but prior to the Second Closing Date, the CD&R Designator shall have the right, but not the obligation, to designate a number of individuals for election as Directors such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly-authorized committee of the Board, as a Director and taking into account any Director continuing to serve as such without the need for re-election, the number of CD&R Designees serving as Directors of the Company will be equal to the lowest whole number of Directors that is greater than or equal to 16 2/3% of the Total Number of Directors.
(b)    From the First Closing until the Second Closing and thereafter until such time that the CD&R Parties no longer Beneficially Own at least 30% of the Adjusted Ordinary Shares, (i) the Company shall establish and maintain a committee of the Board, consisting of two directors (both of whom shall be CD&R Designees designated by the CD&R Designator), delegated with the sole power and authority to identify and appoint a Chairman of the Board pursuant to the Articles, and (ii) such committee shall not be dissolved without the prior written consent of the CD&R Designator.
(c)    For at least one year following the Second Closing Date, at least one of the Directors designated for nomination by the CD&R Designator shall be an Independent Director if the CD&R Designator has the right to designate for nomination at least four Directors pursuant to this Section 2.2.
(d)    If at any time the CD&R Designator has designated fewer than the total number of individuals that the CD&R Designator is then entitled to designate pursuant to Section 2.2(a), the CD&R Designator shall have the right to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom the CD&R Designator shall actually designate pursuant to this Section 2.2 and who is thereafter elected and qualifies to serve as a Director shall be referred to herein as a “CD&R Designee”.
(e)    If a vacancy is created at any time by the death, disability, retirement or resignation of any CD&R Designee, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the CD&R Designator, and the Company shall take, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(f)    The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing Directors, the persons designated pursuant to this Section 2.2 and use its best efforts to cause the election of each such designee to the Board at such meeting, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.
(g)    In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the memorandum and articles of association of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors shall require the prior written consent of the CD&R Designator, delivered in accordance with Section 3.12 of this Agreement.
(h)    The CD&R Designator shall notify the Company of the identity of the proposed CD&R Designees, in writing, on or before the time such information is reasonably requested by the Board or the Nominating and Corporate Governance Committee for inclusion in a proxy statement for a meeting of shareholders, together with all information about the proposed CD&R Designees as shall be reasonably requested by the Board or the Nominating and Corporate Governance Committee.
(i)    Notwithstanding anything to the contrary herein, the CD&R Designator shall not be entitled to designate any CD&R Designee pursuant to Section 2.2(a) to the Board if the Board or the Nominating and Corporate Governance Committee reasonably determines that (i) the election of such CD&R Designee to the Board would cause the Company to not be in compliance with applicable Law (but, if the compliance relates to the lack of independence of the proposed CD&R Designee, only, after receiving the consent of the CD&R Designator pursuant to Section 2.2(g), after first increasing the size of the Board and appointing any necessary independent Directors to fill such newly created vacancies) or (ii) such CD&R Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company. In any such case described in clauses (i) or (ii) of the immediately preceding sentence, the CD&R Designator shall withdraw the designation of such proposed CD&R Designee, and, subject to the requirements of this Section 2.2(i), be permitted to designate a replacement therefor (which replacement CD&R Designee will also be subject to the requirements of this Section 2.2(i)). Subject to applicable NYSE listing standards (or other applicable requirements of any relevant stock exchange) or applicable Law, in no event shall any such CD&R Designee’s actual or potential lack of independence resulting from its relationship with a CD&R Entity (other than with respect to the Independent Director appointed pursuant to Section 2.2(c)) be considered to disqualify such CD&R Designee from being a member of the Board pursuant to this Section 2.2. If requested by the Nominating and Corporate Governance Committee, the CD&R Designator shall consult with the Nominating and Corporate Governance Committee regarding its potential CD&R Designees prior to designating any CD&R Designee pursuant to Section 2.2(a) and shall provide to the Nominating and Corporate Governance Committee such information about the CD&R Designee as shall be reasonably requested by the Nominating and Governance Committee, including information of the type that the Nominating and Corporate Governance Committee requests from the other directors of the Company.
(j)    Upon the First Closing Date, the Company shall promptly upon the request of the CD&R Designator cause each committee of the Board to be comprised of a percentage of CD&R Designees in the manner consistent with Section 2.2(a), in each case to the extent permitted under applicable NYSE listing standards (or other applicable requirements of any relevant stock exchange) or applicable Law.

(k)    Without limiting other circumstances in which the CD&R Designees may be required to recuse themselves under applicable Law, the CD&R Designator shall cause the CD&R Designees to recuse themselves from any decisions of the Board regarding (i) any adjustment to the Conversion Price of the Preferred Shares as contemplated by Section 9 of the Authorizing Resolutions, (ii) whether to pay Preferred Dividends (as defined in the Authorizing Resolutions) in cash as contemplated by Section 4 of the Authorizing Resolutions (it being understood that if prior to the applicable payment date the Directors (excluding the CD&R Designees) do not approve the payment of Preferred Dividends in cash, then, to the extent the Company may lawfully implement the same, the Company shall issue Preferred Shares pursuant to a Capitalisation Issue (as defined in the Authorizing Resolutions) in accordance with the Authorizing Resolutions; (iii) whether to require a conversion of the Preferred Shares as contemplated by Section 6(a)(ii) of the Authorizing Resolutions; (iv) whether to amend the terms of the Preferred Shares pursuant to Section 12(b) of the Authorizing Resolutions; or (v) any dispute with respect to the Investment Agreement; provided, however, that, in each case, prior to any vote upon or discussion of any such action or determination, the CD&R Designees shall be afforded the right to present to the remaining Directors their opinion, and the basis for such opinion, with respect to such determination.
(l)    As promptly as reasonable practicable following the request of any CD&R Designee, the Company shall enter into an indemnification agreement with such CD&R Designee, in the form entered into with the other members of the Board.
Section 2.3    Standstill. (a) From the First Closing Date until the date on which the CD&R Designator is no longer entitled to designate a Director to the Board pursuant to Section 2.2, the CD&R Parties, the Purchaser and the CD&R Manager shall not, shall cause each other CD&R Entity or Affiliate of the Purchaser or the CD&R Manager not to, shall use its reasonable best efforts to cause any portfolio company of any CD&R Entity or Affiliate of the Purchaser or the CD&R Manager not to, and shall not knowingly direct, recommend or encourage any such portfolio company to knowingly, directly or indirectly, without the prior written approval of at least a majority of the Directors not designated by the CD&R Designator:
(1)    acquire, agree to acquire, propose or offer to acquire (including through any hedging or other similar transaction), Equity Securities or securities that are convertible or exchangeable into (or exercisable for), Equity Securities, other than as a result of (x) any stock split, stock dividend or subdivision of Equity Securities or (y) the exercise by the CD&R Parties of their preemptive rights pursuant to Section 2.6 below or (z) any Capitalization Issue in accordance with the Authorizing Resolutions or any conversion of the Preferred Shares pursuant to the Authorizing Resolutions;
(2)    transfer any Equity Securities into a voting trust or similar contract or subject any Equity Securities to any voting agreement, pooling arrangement or similar arrangement (other than the Voting Agreement), or grant any proxy with respect to any Equity Securities (other than to the Company or a person specified by the Company in a proxy card provided to shareholders of the Company by or on behalf of the Company);
(3)    enter, agree to enter, or publicly propose or offer to enter into any merger, business combination, sale of assets, recapitalization, restructuring or change in control transaction;
(4)    make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in Section 14A of the Exchange Act and the regulations promulgated thereunder) to vote, or advise or knowingly influence any Person with respect to the voting of, any Equity

Securities, other than on behalf of the Company or to effectuate the governance arrangements contemplated by the Transaction Documents;
(5)    call, or seek to call, a meeting of the shareholders of the Company or initiate any shareholder proposal for action by shareholders of the Company, other than to effectuate the governance arrangements contemplated by the Transaction Documents;
(6)    form, join or in any way participate in a group (as defined in Section 13(d)(3) of the Exchange Act) with respect to any Equity Securities, other than with First Reserve or its Affiliates to the extent permitted by the Voting Agreement;
(7)    (i) Transfer any Equity Securities to any Person who or that is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of 10% or more of the Adjusted Ordinary Shares; or (ii) without the prior written consent of the Company, on any single day, Transfer more than 10% of the Adjusted Ordinary Shares through the public markets, in each case, other than pursuant to an underwritten registered public offering; or
(8)    publicly disclose any intention, plan, arrangement or other contract prohibited by the foregoing.
(b)    The Purchaser, the CD&R Manager and the CD&R Parties shall not, shall cause each other CD&R Entity or Affiliate of the Purchaser or the CD&R Manager not to and shall use its reasonable best efforts to cause any portfolio company of any CD&R Entity or Affiliate of the Purchaser or the CD&R Manager not to knowingly, directly or indirectly, take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger, sale of assets or other type of transaction or matter described in Section 2.3(a).
(c)    For the avoidance of doubt, this Section 2.3 shall in no way limit the ability of the Directors to act in their capacity as Directors, restrict any CD&R Entity from making private proposals to the Board, or limit the CD&R Parties’ ability to vote or Transfer (subject to Section 2.3(a)(7)) any Equity Securities.
(d)    The obligations of the Purchaser, the CD&R Manager and the CD&R Parties in this Section 2.3 shall terminate and be of no further effect if the CD&R Parties no longer Beneficially Own at least 20% of the Adjusted Ordinary Shares and (1) the Company enters into a definitive agreement with respect to a merger, business combination, or sale of all or substantially all of its direct and indirect assets, recapitalization or change of control transaction; (2) the Company commences a process to solicit proposals with respect to any of the transactions described in clause (1) of this Section 2.3(d), or publicly approves or recommends any of the transactions described in clause (1) of this Section 2.3(d); or (3) a third party acquires, makes an offer to acquire, or makes a public announcement with respect to its intention to make an offer to acquire (whether by a merger, business combination, sale of assets, recapitalization, restructuring, tender or exchange offer, or otherwise) 20% or more of the Company’s assets, or 20% or more of any class of securities of the Company and the Board publicly recommends in favor of such acquisition.
Section 2.4    Lock-Up. Except as otherwise permitted in this Agreement, until (i) with respect to the Preferred Shares, the eighth anniversary of the First Closing Date, and (ii) with respect to the Ordinary Shares, the first anniversary of the First Closing Date (as applicable, the “Lock-Up Period”), the CD&R Parties will not Transfer any Preferred Shares or any Ordinary Shares (including Ordinary Shares issued upon the conversion of Preferred Shares); provided, that if any Preferred Shares were to be converted pursuant to the terms of the Authorizing Resolutions and instead remain outstanding due to a failure or inability of the Company to effect such conversion, and the Company has not cured such failure or inability to convert such Preferred Shares within 10 days of the occurrence of the event resulting in such failure or inability, the CD&R Parties shall be permitted to Transfer any such Preferred Shares after the first anniversary of the First Closing Date. Notwithstanding the foregoing, the CD&R Parties shall be permitted to Transfer any portion or all of their Preferred Shares or Ordinary Shares at any time under the following circumstances:
(1)    Transfers to any Controlled Affiliate of any CD&R Parties, but only if the transferee agrees in writing for the benefit of the Company (in form and substance satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “CD&R Parties”) and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Preferred Shares and/or Ordinary Shares (including Ordinary Shares issued upon the conversion of Preferred Shares) so Transferred back to the transferor at or before such time as the transferee ceases to be a Controlled Affiliate of a CD&R Party;
(2)    Transfers by way of surrender to or repurchase by the Company or any Transfer to any Subsidiary of the Company;
(3)    Transfers that have been approved in writing by a majority of the Board excluding the CD&R Designees; or
(4)    If First Reserve is selling Ordinary Shares pursuant to an exercise of First Reserve’s demand or piggyback registration rights set forth in the Amended and Restated First Reserve Registration Rights Agreement, pursuant to an exercise of the CD&R Parties’ piggyback registration rights set forth in Section 2.1 of the CD&R Registration Rights Agreement.
Section 2.5    Legend. (a) The CD&R Parties agree that all certificates or other instruments representing the Preferred Shares or Ordinary Shares subject to this Agreement will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SHAREHOLDERS’ AGREEMENT, DATED AS OF OCTOBER 30, 2014, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDERS’ AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO THAT IS EFFECTIVE UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF

THE PROVISIONS OF SUCH SHAREHOLDERS’ AGREEMENT.
(b)    Upon request of a CD&R Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Preferred Shares or Ordinary Shares to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. Each of the CD&R Parties acknowledge that the Preferred Shares and Ordinary Shares issuable upon conversion of the Preferred Shares have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Preferred Shares or Ordinary Shares issuable upon conversion of the Preferred Shares except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.
Section 2.6    Preemptive Rights. (a) From the First Closing until such time as the CD&R Designator is no longer entitled to designate a Director to the Board pursuant to Section 2.2, if the Company makes any public or non-public offering of any Equity Securities or any securities that are convertible or exchangeable into (or exercisable for) Equity Securities, including, for the purposes of this Section 2.6, warrants, options or other such rights (any such security, a “New Security”) (other than (1) pursuant to any employee or director benefit plan or the granting or exercise of employee stock options or other equity incentives pursuant to the Company’s stock incentive plans or employment or consulting arrangements with the Company or any of its Subsidiaries, (2) issuances in connection with any acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company of equity in, or assets of, a business, including any joint venture or strategic partnership or to financial institutions, commercial lenders, brokers/finders or any similar party in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries, (3) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, (4) issuances of Equity Securities issued pursuant to a Capitalisation Issue in accordance with the Authorizing Resolutions or issued upon conversion, exchange or exercise of, or as a dividend on, the Preferred Shares then outstanding, if any, (5) issuances of Equity Securities issued upon conversion, exchange or exercise of, or as a dividend on, any convertible securities of the Company issued prior to the date of the Investment Agreement, (6) issuances of Equity Securities upon conversion, exchange or exercise of, or as a dividend on, any Equity Securities issued after the date hereof in a transaction to which this Section 2.6 applied, (7) issuances of Equity Securities pursuant to the Permitted Offering (as defined in the Investment Agreement), and (8) issuances of Equity Securities or issuance of Equity Securities upon conversion, exchange or exercise of, or as a dividend on, any Equity Securities issued pursuant to an exception described in clauses (1) through (7) above), Shareholder and each CD&R Party that purchased Preferred Shares on the Closing Dates or to whom Shareholder later transfers any of its Preferred Shares purchased on the Closing Dates (or Ordinary Shares issued upon conversion of such Preferred Shares) shall be afforded the opportunity to acquire from the Company such CD&R Party’s Preemptive Rights Portion of such New Securities for the same price as that offered to the other purchasers of such Equity Securities or other securities; provided, that the CD&R Parties shall not be entitled to acquire any New Securities pursuant to this Section 2.6 if the issuance of such New Securities to the CD&R Parties would require approval of the shareholders of the Company as a result of any such CD&R Party’s status as an Affiliate of the Company, in which case, the Company may consummate the issuance of New Securities to other investors prior to obtaining approval of the shareholders of the Company but subject to the right of the CD&R Parties to purchase additional New Securities up to its Preemptive Rights Portion of such issuance following approval of the shareholders of the Company; provided, further, that (x) the Company shall use its reasonable best efforts to obtain the approval of the shareholders to approve the issuance of the New Securities to such CD&R Parties and (y) that, if the issuance of such New Securities is to be effected via a private placement, the Company shall use its commercially reasonable efforts to obtain commitments from the purchasers of such New Securities to vote in favor of the issuance of such New Securities to such CD&R Parties; provided, that the Company shall not be required to make any payment to such purchasers or make any changes to the terms of such New Securities that would be adverse to the Company.
(b)    Subject to the foregoing proviso, the amount of New Securities that each CD&R Parties shall be entitled to purchase in the aggregate shall be determined by multiplying (1) the total number of such offered shares of New Securities by (2) a fraction, the numerator of which is the number of Ordinary Shares held by such CD&R Party plus the number of Ordinary Shares represented by the Preferred Shares held by such CD&R Party on an as converted basis, as of such date, and the denominator of which is the number of Ordinary Shares then outstanding plus the number of Ordinary Shares represented by all then outstanding Preferred Shares on an as converted basis, as of such date (the “Preemptive Rights Portion”).
(c)    If the Company proposes to offer New Securities, it shall give Shareholder written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) at least five (5) business days prior to such issuance (provided that, to the extent the terms of such offering cannot reasonably be provided five (5) business days prior to such issuance, notice of such terms may be given on the date of, but prior to, such issuance). The Company may provide such notice to Shareholder on a confidential basis prior to public disclosure of such offering. Shareholder may notify the Company in writing at any time on or prior to the business day immediately prior to the date of such issuance (or, if notice of all such terms has not been given prior to the business day immediately prior to the date of such issuance, at any time prior to such issuance) whether any of the CD&R Parties will exercise such preemptive rights and as to the amount of New Securities the CD&R Parties desires to purchase, up to the maximum amount calculated pursuant to Section 2.6(b). Such notice to the Company shall constitute a binding commitment by the CD&R Parties to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. Subject to receipt of the requisite notice of such issuance, the failure of Shareholder to respond prior to the time a response is required pursuant to this Section 2.6(c) shall be deemed to be a waiver of the CD&R Parties’ purchase rights under this Section 2.6 only with respect to the offering described in the applicable notice.
(d)    Each CD&R Party shall purchase the securities that it has elected to purchase concurrently with the related issuance of such securities by the Company; provided, that if such related issuance is prior to the 12th business day following the date on which such CD&R Party has notified the Company that it has elected to purchase securities pursuant to this Section 2.6, then each CD&R Party shall purchase such securities within twelve (12) business days following the date of the related issuance. If the proposed issuance by the Company of securities which gave rise to the exercise by the CD&R Parties of its preemptive rights pursuant to this Section 2.6 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of the CD&R Parties pursuant to this Section 2.6 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the CD&R Parties in respect thereof shall be refunded in full.

(e)    In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.
(f)    The election by any CD&R Parties not to exercise its subscription rights under this Section 2.6 in any one instance shall not affect their right as to any subsequent proposed issuance.
(g)    The Company and the CD&R Parties shall cooperate in good faith to facilitate the exercise of the CD&R Parties’ rights pursuant to this Section 2.6, including securing any required approvals or consents.
Section 2.7    Consent Rights. Following the Second Closing Date and thereafter until such time as the CD&R Parties no longer Beneficially Own at least 30% (or, with respect to clause (3) below, 20%) of the Adjusted Ordinary Shares, the Company shall not take any of the following actions without the prior written consent of the CD&R Designator:
(1)    the adoption of any plan of liquidation, dissolution or winding up of the Company or the filing of any voluntary petition for bankruptcy, receivership or similar proceeding;
(2)    the issuance of any Equity Securities or any securities that are convertible or exchangeable into (or exercisable for) Equity Securities that would require approval of the shareholders of the Company (other than any approval of the shareholders of the Company required as a result of any CD&R Party’s status as an Affiliate of the Company) or any repurchase of Equity Securities (other than repurchases of Equity Securities issued in connection with any employee or director benefit plan or the granting or exercise of employee stock options or other equity incentives pursuant to the Company’s stock incentive plans or employment or consulting arrangements with the Company or any of its Subsidiaries);
(3)    any sale or other transfer of the Company or all or substantially all of the direct and indirect assets of the Company (including via merger, consolidation or similar transaction);
(4)    any acquisition or disposition of any business or division involving consideration in excess of $100 million (whether by merger, sale of stock, sale of assets or other similar transaction);
(5)    any incurrence of indebtedness by the Company or any of its Subsidiaries in excess of $100 million; and
(6)    the hiring or termination of the chief executive officer of the Company.
During the period from the First Closing Date until the Second Closing Date, the Company shall not take any of the above actions without the prior written consent of the CD&R Designator in each case to the extent that such consent right is permitted under applicable NYSE listing standards (or other applicable requirements of any relevant stock exchange) or applicable Law.
ARTICLE III
INFORMATION
Section 3.1    Books and Records; Access. Subject to applicable law, until the date on which the CD&R Designator is no longer entitled to designate a Director to the Board pursuant to Section 2.2, the Company shall, and shall cause its Subsidiaries to, upon Shareholders’ reasonable request, permit the Shareholder and its designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that (i) such access shall not unreasonably disrupt the operations of the Company or any of its Subsidiaries and (ii) the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Shareholder and the CD&R Entities without the loss of any such privilege.
Section 3.2    Certain Reports. Subject to applicable Law, until the date on which the CD&R Designator is no longer entitled to designate a Director to the Board pursuant to Section 2.2, the Company shall deliver or cause to be delivered to the Shareholder, at its request:
(a)    operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries that are provided to the Board or the board of directors of the Company’s Subsidiaries; and
(b)    to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by Shareholder; provided, however, that (i) the Company shall not be required to provide any reports or information to the extent it would unreasonably disrupt the operations of the Company or any of its Subsidiaries and (ii) the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Shareholder and the CD&R Entities without the loss of any such privilege.
Section 3.3    Confidentiality    . The Purchaser, the CD&R Manager and each CD&R Party will hold, and will cause its respective Affiliates and their respective directors, managers, officers, employees, agents, consultants, auditors, attorneys, financial advisors, financing sources and other consultants and advisors (“Representatives”) to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company or any of its Subsidiaries furnished to it by or on behalf of the Company or any of its Subsidiaries pursuant to this Agreement (except to the extent that such information can be shown by the party receiving such Information to have been (1) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (2) in the public domain through no violation of this Section 3.3 by such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and no such party shall release or disclose such Information to any other person, except its Representatives; provided, that nothing herein, or in any confidentiality agreement with the Company entered into prior to the date hereof, shall prevent the Purchaser from disclosing Information on a confidential basis to (i) any advisory committee made up of its or any of its Affiliates’ direct or indirect limited partners, (ii) in connection with any syndication of any indirect equity interest in the Company issued by the Purchaser or its Affiliates to any prospective limited partners, or other equity investors and/or their respective Representatives or (iii) any proposed transferee of any Preferred Shares or Ordinary Shares owned by any of the CD&R Parties in connection with any Transfer that is permitted under this Agreement.
Section 3.4    Tax Matters    .
(a)    Following the First Closing, the Company shall monitor the status of each Company Group Member and shall undertake commercially reasonable actions to ensure that no such member should be characterized as a PFIC for any taxable year (as determined for U.S. federal income tax purposes) of such member.
(b)    Following the First Closing, the Company will use commercially reasonable efforts to promptly furnish to the Purchaser information reasonably requested in writing that the Company has in its possession or can reasonably obtain, create, or cause to be created, in order to enable the Purchaser or its direct or indirect investors to comply with any applicable tax reporting requirements with respect to the ownership or disposition of any Preferred Shares it holds. Within a reasonable period of time following the end of the Company’s taxable year, such period not to exceed 4 months, the Company will make available to the Purchaser all information that would reasonably permit the Purchaser to determine whether the Company or any other Company Group Member was a PFIC for such taxable year. If the Purchaser reasonably believes that it is likely that the Company or any other Company Group Member will be a PFIC for any taxable year, the Company will provide the Purchaser with the information necessary in order for the Purchaser or any direct or indirect investor therein, as the case may be, to timely and properly make an election under section 1295 of the Code to treat the Company or such other Company Group Member as a “qualified electing fund” or an election under Section 1298(b)(1) or Section 1291(d)(2) of the Code and the regulations thereunder and comply with the reporting requirements applicable to any such election.
(c)    The rights of the Purchaser in this 0 shall terminate and be of no further effect when the CD&R Designator is no longer entitled to designate a Director to the Board pursuant to Section 2.2.
ARTICLE IV
GENERAL PROVISIONS
Section 4.1    Termination. This Agreement shall terminate on the earlier to occur of (i) such time as the CD&R Designator is no longer entitled to designate a Director pursuant to Section 2.2(a), and (ii) the delivery of a written notice by the CD&R Designator to the Company requesting that this Agreement terminate; provided however that Sections 2.3 and 2.4 shall continue to apply following any such termination and shall only terminate in accordance with their terms (it being understood that for purposes of Section 2.3, the CD&R Designator shall not be considered no longer entitled to designate a Director pursuant to Section 2.2(a) by virtue of delivery of a written notice pursuant to clause (ii) of this Section 4.1).
Section 4.2    Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either sent by facsimile or email, personally delivered, mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when sent by facsimile or email (receipt confirmed), delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

The Company’s address is:
CHC Group Ltd.
c/o Intertrust Corporate Services (Cayman) Ltd.
190 Elgin Avenue
George Town, Grand Cayman KY1-9005, Cayman Islands
Attn: Michael O’Neill
Fax: (604) 232-8359
Email: Mike.ONeill@chc.ca
with a copy to (which copy alone shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: William E. Curbow, Esq.
Telephone: (212) 455-3160
Fax: (212) 455-2502
Email: wcurbow@stblaw.com
and with a copy to (which copy alone shall not constitute notice):
Simpson Thacher & Bartlett LLP
2 Houston Center – Suite 1475
909 Fannin Street
Houston, Texas 77010
Attn: Christopher R. May
Fax: (713) 821-5602
Email: cmay@stblaw.com
and with a copy to (which copy alone shall not constitute notice):
Cooley LLP
3175 Hanover Street
Palo Alto, CA
Attn: Louis Lehot
Fax: (650) 849-7400
Email: llehot@cooley.com
Shareholder’s and the CD&R Parties’ address is:
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Attn: Nathan K. Sleeper
Fax: (212) 407-5252
Email: nsleeper@cdr-inc.com

with a copy to (which copy alone shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn: Kevin A. Rinker
Fax: (212) 521-7569
Email: karinker@debevoise.com
Section 4.3    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto and each of the CD&R Parties other than the CD&R Designator hereby appoints the CD&R Designator as its attorney in fact (the “Attorney”) for and in the name of and on behalf of such party to negotiate and approve any amendments, supplements or modifications to this Agreement (including any change of parties thereto) as the Attorney shall think necessary, advisable, convenient or otherwise desirable and to approve, complete, amend and execute and deliver, on behalf of and in the name of such party, any document which effects or otherwise evidences such amendment, supplement or modification. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
Section 4.4    Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, CD&R or any CD&R Party being deprived of the rights contemplated by this Agreement. Without limiting the foregoing, the Company shall (i) comply with the terms and provisions of the Authorizing Resolutions, (ii) not take or fail to take any actions that would violate any terms or provisions of the Authorizing Resolutions and (iii) maintain in effect a sufficient number of authorized Ordinary Shares as necessary to effect any conversion of all issued and outstanding Preferred Shares and not issue or allot any Ordinary Shares such that the number of authorized but unissued Ordinary Shares would at such time be insufficient to permit the conversion of all issued Preferred Shares into Ordinary Shares at such time.
Section 4.5    Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of the Company, a CD&R Party may assign this Agreement to a Controlled Affiliate of any CD&R Party that becomes a party hereto pursuant to Section 2.4(b)(1).
Section 4.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
Section 4.7    Jurisdiction; Waiver of Jury Trial. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the

Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 4.7 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.8    Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.
Section 4.9    Entire Agreement. This Agreement (together with the Transaction Documents) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.
Section 4.10    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.
Section 4.11    Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
Section 4.12    Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).
Section 4.13    Effectiveness. This Agreement shall become effective upon the First Closing Date.
[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders’ Agreement on the day and year first above written.
CHC GROUP LTD.
By:    /s/ Russ Hill
    Name: Russ Hill
    Title: Vice President and Chief Compliance Officer

SHAREHOLDER
CD&R CHC HOLDINGS, L.P.
By: CD&R Investment Associates IX, Ltd.
its general partner

By:     /s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

Solely for purposes of Section 2.3 and Section 3.3:
CLAYTON, DUBILIER & RICE FUND IX, L.P.
By: CD&R Associates IX, L.P., its general partner
By: CD&R Investment Associates IX, Ltd., its general partner
By:     /s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary
Solely for purposes of Section 2.3 and Section 3.3 hereof:

CLAYTON, DUBILIER & RICE, LLC

By:     /s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]